Exhibit 23




               Consent of Independent Auditors




The Board of Directors
Union Carbide Corporation


We consent to the incorporation by reference in each of the Registration Statements of Union Carbide Corporation on Form S-3 (Nos. 33-26185, 333-59635 and 333-77305), and on Form S-
8 (Nos. 33-22125, 33-53573, 33-58931, 333-38493, 333-38495
and 333-74079) and of The Dow Chemical Company on Form S-4 (No. 333-88443) of our reports dated January 26, 2000, relating to the consolidated balance sheets of Union Carbide Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1999, appearing and incorporated by reference in the Annual Report on Form 10-K of Union Carbide Corporation for the year ended December 31, 1999.


                                                /s/ KPMG LLP

Stamford, Connecticut
March 17, 2000